SETTLEMENT AGREEMENT

         SETTLEMENT AGREEMENT, dated October 1, 1996, by and among AGP and Company, Inc. , a New Jersey corporation (the "Company"), Steven W. Bingaman ("Bingaman"), James F. Howard ("Howard"), Omar L. Peraza ("Peraza"), individually and as trustee of the Peraza Trust U/I/T, dated May 18, 1989 (the "Trust"), Social Expressions Acquisition Corporation, a Delaware corporation ("NewCo"), Joseph Drucker ("Drucker"), Robert Drucker ("R. Drucker"), solely as co-trustee of the Joseph Drucker 1995 Trust (the "Drucker Trust"), and Mindy Fortin, solely as co-trustee of the Drucker Trust ("Fortin" and, collectively with Peraza, the Trust, NewCo, Drucker, R.
Drucker and the Drucker Trust, the "Peraza Entities").

                              W I T N E S S E T H:

     WHEREAS, Peraza commenced an action against the Company in the Superior Court for Hudson County, Chancery Division, captioned Omar L. Peraza, individually and on behalf of the Peraza Trust v. AGP & Company, Inc., Docket No. C-99-96 (the "Action"); and

     WHEREAS, the Court has issued an order in the Action setting October 15, 1996 as the date for a Special Meeting of the Company's shareholders (the "Special Meeting") to consider Peraza's proposal that Bingaman and Howard be removed as directors of the Company; and

     WHEREAS, Peraza and Drucker, through NewCo, have previously offered to purchase the Company's subsidiary, TMC Group, Inc. ("TMC"), on the terms and conditions summarized in NewCo's letter to the Company, dated July 1, 1996 (the "Acquisition"), a copy of which is attached hereto as Exhibit A and made a part hereof (the "Offer Letter"); and

     WHEREAS, the Company has established BSM Acquisition Corp. ("BSM") as a wholly owned subsidiary of the Company for the purpose of acquiring Border Steel Mills Incorporated pursuant to which, among other things, BSM (or its successor) will become a public company and the Company will own less than a majority of BSM's capital stock (the "Border Acquisition"); and

     WHEREAS, Bingaman has been elected as the President and Chief Executive Officer of BSM; and

     WHEREAS, Bingaman intends to devote substantially all of his business efforts to operating BSM upon consummation of the Border Acquisition; and

     WHEREAS, the parties have agreed to settle the disputes existing between them by, among other things, providing for the sale of TMC to NewCo pursuant to the terms contained in the Offer Letter and for certain other matters contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

             Dismissal of Action; Adjournment of the Special Meeting

     Section 1.1. Dismissal of Action. Not later than the end of the business day immediately following the closing date of the Acquisition, Peraza and the Company shall execute and file, or cause their respective counsel to execute and file, such mutually acceptable stipulations, orders and other documents as may be necessary to effect the dismissals of the Action without prejudice and without costs to any party; provided, that the Court shall retain jurisdiction in the Action for the purpose of enforcing this Agreement.

     Section 1.2. Adjournment of the Special Meeting; Cancellation. The Special Meeting shall be adjourned so long as the Company, Bingaman and Howard are in full compliance with the terms of this Agreement. Upon consummation of the Acquisition, the Special Meeting shall be canceled.

                                   ARTICLE II

                         Resignations; Irrevocable Proxy

     Section 2.1. Resignations; Irrevocable Proxies. Simultaneously with the execution hereof, each of Bingaman and Howard shall deliver to Continental Stock Transfer and Trust Company (together with any successor escrow agent, the "Escrow Agent") (i) their written resignations of all positions each of them may have as a director, officer or employee of the Company and its subsidiaries, such resignations to be in the form of Exhibits B and C hereto, respectively, and (ii) irrevocable proxies, each in the form of Exhibit D hereto, covering all shares of Common Stock, no par value (the "Common Stock"), of the Company (collectively, the "Restricted Shares") owned beneficially or of record by Bingaman, Howard, their respective spouses, parents, minor children and any entities over which any of them has or shares control (collectively, the "Bingaman Parties"). The resignations and the proxies shall be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit E, which shall be entered into simultaneously herewith and which shall provide, among other things, that such resignations and proxies shall be released from escrow and delivered to Peraza upon the earlier of (i) except as provided in Section 2.2, the close of business on February 1, 1997 if the Acquisition has not been consummated prior thereto, or (ii) the breach by Bingaman, Howard or the Company of any representations or warranties made by any of them hereunder or their respective obligations hereunder.

     Section 2.2. Return to Status Quo. Notwithstanding the other provisions of this Agreement, if the Acquisition is not consummated prior to February 1, 1997 (other than as a result of any breach by Bingaman, Howard or the Company of their obligations hereunder), then (i) the resignations and proxies shall continue to be held in escrow and (ii) upon Peraza's request the Company shall call a special meeting of shareholders to be held not later than 60 days following receipt of Peraza's request to consider and act upon Peraza's proposal to remove Bingaman and Howard as directors of the Company.

                                   ARTICLE III

                                   Sale of TMC

     Section 3.1. Sale of TMC. Bingaman and Howard, in their capacities as directors and shareholders of the Company, at a meeting of the Board of Directors of the Company duly called and held prior to the date hereof, have reviewed the terms of the Offer Letter and have determined that the Acquisition, and the transactions contemplated thereby, are in the best interest of the Company and its shareholders and, accordingly, each of them hereby approves the sale of TMC to NewCo on the terms set forth in the Offer Letter. Drucker has abstained and shall abstain from any Board of Directors vote on the Acquisition.

     Section 3.2. Preparation of Acquisition Agreement. Promptly after the date hereof, the Company and NewCo shall jointly prepare and negotiate in good faith an acquisition agreement to reflect the Acquisition and shall execute and deliver a mutually acceptable acquisition agreement (the "Acquisition Agreement") no later than October 11, 1996. The Acquisition Agreement shall contain no conditions precedent to either the Company's or NewCo's obligations thereunder, other than (i) the receipt of a fairness opinion from Nutmeg
Securities   (the   "Fairness   Opinion")   (which  shall  (x)  state  that  the
consideration to be received by the Company pursuant to the Acquisition Agreement is fair from a financial point of view, and (y) be provided to the Company as promptly as possible but in no event later than the date on which the Company is first able to mail its Proxy Materials (as defined below) to shareholders), (ii) the receipt of shareholder approval of the Acquisition, as provided in Section 3.3 below, (iii) subject to the provisions of the following sentence, the receipt of financing for the Acquisition satisfactory to NewCo in its sole discretion, and (iv) the satisfaction or waiver of other customary conditions of closing agreed to by the parties in good faith. The Acquisition Agreement shall provide that in the event that NewCo is not a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, on the date of closing of the Acquisition, the consideration to be paid by NewCo for TMC shall consist of (i) NewCo's 10% Subordinated Notes due ten years from the closing of the Acquisition (the "Notes") in aggregate principal amount of $2,500,000 and (ii) a royalty payment equal to 1.5% of TMC's annual net collected revenues (defined as gross cash revenues less returns and allowances) for a period of three years post-consummation, one-half of which shall reduce the principal amount otherwise due and owing on the Notes. Subject to the satisfaction or waiver of the conditions set forth in the Acquisition Agreement, the Acquisition and the other transactions contemplated thereby shall be consummated no later than February 1, 1997.

     Section 3.3. Meeting of Shareholders. (a) As soon as practicable but in no event later than January 31, 1997, the Company shall convene a meeting of shareholders (the "Meeting") to consider and vote upon the Acquisition and the Acquisition Agreement. In the event that Hall Dickler Kent Friedman & Wood LLP provides NewCo with a written opinion on or prior to November 18, 1996 that the Company will be able to comply with the financial statement requirements of Rule 14a-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection therewith, the Company shall have the right to include in the matters to be considered at the Meeting a proposal to elect a slate of nominees (which shall include Drucker) approved by the Company's Board of Directors and to refer to the Meeting as an annual meeting of shareholders. Promptly following the execution of the Acquisition Agreement, the Company shall prepare proxy materials for use in connection with the Meeting (the "Proxy Materials"), shall file preliminary copies of such Proxy Materials with the Securities and Exchange Commission (the "Commission") as promptly as practicable but in no event later than November 18, 1996 and thereafter finalize and mail such Proxy Materials to shareholders as promptly as practicable but in no event later than December 31, 1996. The Company shall provide Peraza and Drucker with drafts of the Proxy Materials and shall consider and resolve in good faith their comments on the Proxy Materials if received within 48 hours after their receipt of such drafts.

     (b) In  connection  with the  Meeting  and  provided  that the  Company has received  the  Fairness  Opinion,  Bingaman  and  Howard,  in their  capacity as directors  of  the  Company,  shall  in the  Proxy  Materials  recommend  to the shareholders  that  the  shareholders  vote  in  favor  of the  approval  of the
Acquisition and the adoption of the Acquisition Agreement and such recommendation shall not be amended, modified or rescinded.

     (c) All fees and expenses payable in connection with the preparation of the Proxy Materials and the conduct of the Meeting (including any adjournments or postponements thereof) shall be borne by the Company.

     Section 3.4. Grant of Irrevocable Proxies; Transfer Restrictions. (a) Each of Bingaman and Howard hereby revokes any and all prior proxies and irrevocably appoints and constitutes each of Peraza and Drucker, with full power of substitution, as their proxy to vote the shares of the Company's Common Stock owned by each of them, whether beneficially or of record (collectively, the "Restricted Shares"), at the Meeting in favor of the Acquisition and the Acquisition Agreement and, in their discretion, on such other matters as may properly come before the Meeting (including any adjournments thereof). The proxy authority contained herein shall be deemed to be coupled with an interest and shall be irrevocable. This proxy shall survive the death or incapacity of either Bingaman or Howard and may not be revoked by any guardian or other personal representative of any of them for any reason whatsoever. No later than the date hereof, Bingaman and Howard shall cause the Bingaman Parties to execute and deliver to Peraza irrevocable proxies in the form set forth above covering the remaining Restricted Shares.

         (b) From the date hereof until the conclusion of the Meeting, neither Bingaman nor Howard shall, nor shall either Bingaman or Howard permit any Bingaman Party to, transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law, grant a proxy with respect to or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily (each, a "Transfer"), any of the Restricted Shares.

         (c) No later than the date hereof, the Company shall provide the transfer agent for the Common Stock (the "Transfer Agent") irrevocable written instructions in the form of Exhibit F attached hereto not to effect any Transfer of Restricted Shares to any person or entity in violation of this Agreement. No later than the close of business on the fifth business day following the date hereof, Bingaman and Howard shall cause all of the Restricted Shares to be registered in the names of the appropriate Bingaman Party and shall exchange or cause the Bingaman Parties to exchange the certificates representing the Restricted Shares for certificates of like tenor which shall be stamped or endorsed with a legend in substantially the following form:

TRANSFERS AND VOTING IN RESPECT OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF AN AGREEMENT DATED OCTOBER 1, 1996 BY AND BETWEEN AGP AND COMPANY, INC. AND THE OTHER PARTIES THERETO, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

     Section 3.5. Appointment of Proxy for NewCo Shares. The Company hereby revokes any and all prior proxies and hereby irrevocably appoints and constitutes each of Omar L. Peraza and Joseph Drucker, with full power of substitution, as the Company's proxy (i) to vote the shares of Common Stock of NewCo (or any successor or assignee of NewCo) owned by the Company from time to time following the closing of the Acquisition on all matters presented at any meeting of NewCo's shareholders (including any adjournments or postponements thereof) and/or (ii) to execute and deliver any shareholder consent in lieu thereof, as in either case any one of them may determine in their sole discretion. This proxy shall be effective for all purposes for five years from date of Agreement. The proxy authority contained herein shall be deemed to be coupled with an interest and shall be irrevocable. This proxy may not be revoked by any successor, assign or representative of the Company for any reason whatsoever.

     Section 3.6. Non-interference. So long as this Agreement remains in full force and effect and the Peraza Entities are not in violation of their respective obligations hereunder, each of the Company, Bingaman and Howard shall not take any action, or omit to take any action, for the purpose of, or reasonably calculated to result in the, impeding, interfering with, hindering or delaying the Acquisition; provided, however, that nothing contained herein shall restrict or in any way limit the right of the Company, Bingaman and Howard to require strict performance with the terms and conditions of this Agreement.

     Section 3.7. Assumption of Certain Indebtedness. Upon consummation of the Acquisition, NewCo shall assume all obligations owed by TMC to the Company arising in the ordinary course of business in bona fide transactions.

     Section 3.8. Equitable Remedies. Each of the Company, Bingaman and Howard acknowledges that the Peraza Entities would suffer immediate and irreparable harm for which an adequate remedy would not be available at law as a result of any breach of this Article III. Accordingly, in the event of any breach, or threatened breach, of the provisions of this Article III, the Peraza Entities shall be entitled to an order of specific performance or other injunctive relief in addition to any other rights and remedies to which the Peraza Entities may be entitled, whether at law or in equity, and each of the Company, Bingaman and Howard, on their own behalf and on behalf of the Bingaman Parties, hereby irrevocably and unconditionally consents to the entry of an order providing such relief. The Peraza Entities shall not be required to post any bond or other security in connection with any such action for specific performance or other injunctive relief.

     Section 3.9. Survival of Provisions. The provisions of this Article III shall survive the expiration or termination of this Agreement.

                                   ARTICLE IV

                             The Border Acquisition

     Section 4.1. Certain Information. Simultaneous with the execution and delivery hereof, Bingaman shall provide Peraza with true and complete copies of all term sheets, memoranda of understanding, letters of intent and contracts or agreements, if any, entered into on or prior to the date hereof relating to the Border Acquisition, including, but not limited to, all financing arrangements with National Securities or any other person or entity (collectively, the "Border Documents"). Prior to the earlier of (i) consummation of the Acquisition or (ii) consummation of the Border Acquisition, Bingaman shall promptly provide Peraza with true and complete copies of all Border Documents entered into from and after the date hereof.

     Section 4.2. Non-interference. So long as this Agreement remains in full force and effect and the Company, Bingaman and Howard are not in violation of their respective obligations hereunder, each Peraza Entity shall not take any action, or omit to take any action, for the purpose of, or reasonably calculated to result in the, impeding, interfering with, hindering or delaying the Border Acquisition; provided, however, that nothing contained herein shall restrict or in any way limit the right of the Peraza Entities to require strict performance with the terms and conditions of this Agreement.

     Section 4.3. Appointment of Proxy for BSM Shares. The Company hereby revokes any and all prior proxies and hereby irrevocably appoints and constitutes each of Steven W. Bingaman and James F. Howard, with full power of substitution, as the Company's proxy (i) to vote the shares of Common Stock of BSM (or any successor or assignee of BSM) owned by the Company from time to time on all matters presented at any meeting of BSM's shareholders (including any adjournments or postponements thereof) and/or (ii) to execute and deliver any shareholder consent in lieu thereof, as in either case any one of them may determine in their sole discretion. This proxy shall be effective for all purposes for five years from the date of the Agreement. The proxy authority contained herein shall be deemed to be coupled with an interest and shall be irrevocable. This proxy may not be revoked by any successor, assign or representative of the Company for any reason whatsoever.

     Section 4.4. Equitable Remedies. Each of the Peraza Entities acknowledges that the Company, Bingaman and Howard would suffer immediate and irreparable harm for which an adequate remedy would not be available at law as a result of any breach of this Article IV. Accordingly, in the event of any breach, or threatened breach, of the provisions of this Article IV, the Company, Bingaman and Howard shall be entitled to an order of specific performance or other injunctive relief in addition to any other rights and remedies to which the Company, Bingaman and Howard may be entitled, whether at law or in equity, and each of Peraza Entities hereby irrevocably and unconditionally consents to the entry of an order providing such relief. The Company, Bingaman and Howard shall not be required to post any bond or other security in connection with any such action for specific performance or other injunctive relief.

     Section 4.5. Survival of Provisions. The provisions of this Article IV shall survive the expiration or termination of this Agreement.


                                    ARTICLE V

                             Standstill Obligations

     Section 5.1. Standstill Obligations. (a) From the date hereof until consummation of the Acquisition, the Company shall not issue, grant or sell shares of the Company's Common Stock ("Shares") or any option, warrant, security, right or other instrument convertible into or exchangeable or exercisable for or otherwise giving the holder thereof the right to acquire, directly or indirectly, any of the Company's Common Stock or any other such option, warrant, security, right or instrument, including without limitation, any instrument the value of which is measured by reference to the value of the Company's Common Stock (collectively, "Rights").

     (b) No later than the date hereof, the Company shall provide the Transfer Agent with written notice in the form of Exhibit G attached hereto of the standstill obligations contained in this Section 5.1.

     Section 5.2. Exceptions. (a) The provisions of Section 5.1 shall not apply to (i) the grant of employee stock options to purchase Shares pursuant to any stock option plan adopted by the shareholders of the Company; and (ii) the issuance of Shares upon the exercise of any of the employee stock options specified in clause (i) above.

     (b) Any issuance of Shares or Rights, other than grants and issuances pursuant to Section 5.2(a)(i) and 5.2(a)(ii), shall be made for consideration at least equal to the fair market value as of the date of issuance of such Shares or Rights as determined by the Board of Directors of the Company in the good faith exercise of its business judgment.

                                   ARTICLE VI

                                Other Obligations

     Section 6.1 Other Obligations. Until the closing of the Acquisition, Bingaman shall continue to guarantee all loans and over-advances made by BNY Financial Corp. ("BNY") to TMC. Until the closing of the Acquisition, Bingaman shall, and shall cause the Company to, preserve its present relationships with BNY, AT&T Corp. and the Company's and TMC's customers, suppliers, contractors and distributors.

     Section 6.2. Release of Guarantee. Prior to the consummation of the Acquisition, Peraza shall obtain a release (either expressly or in substance) of Bingaman's personal guarantee of all obligations of TMC owed to BNY effective as of the closing of the Acquisition. Bingaman shall cooperate with Peraza in connection therewith.

     Section 6.3. Payment of Audit Fees. Upon consummation of the Acquisition, NewCo shall pay one-half of all fees and expenses incurred by Shapiro, Weiss & Company and M.R. Weiser in connection with the completion of the Company's 1994 and 1995 audits; provided, however, that NewCo's maximum liability pursuant to this Section 6.3 shall not exceed $75,000 in the aggregate.

     Section 6.4. Sale of Warrants. The Peraza Entities shall not object to a sale by the Company approved by the Board of Directors of the warrants previously issued to it covering shares of common stock of each of U.S. House and Garden and MHI, Inc. (the "Warrants") in one or more bona fide cash sales to one or more unrelated third parties. Provided that such use is permitted under applicable law and is approved by the Board of Directors, the Peraza Entities shall not object to the use by the Company of up to $200,000 of the net proceeds from such sales to repay amounts due and owing to Bingaman. Any remaining net proceeds shall be added to the Company's working capital.

     Section 6.5. Certain Other Arrangements. In light of Drucker's affiliation with Peraza in connection with the proposed acquisition of TMC, and in recognition of the fact that Drucker must remain on the Company's Board of Directors until the Action is dismissed while involving himself currently in efforts to structure and consummate the financing transactions which NewCo must undertake in order to be able to complete such proposed acquisition, the Company and Drucker hereby agree as follows:

             (a) Drucker shall remain employed by the Company in accordance with the terms of the employment agreement dated March 19, 1993 between the Company and Drucker (as amended as of September 15, 1995, the "Employment Agreement").

             (b) In the event that the Company's shareholders approve the Acquisition at the Meeting, the Company and Drucker covenant and agree with one another that they will negotiate in good faith with respect to the termination of the Employment Agreement which shall provide, among other things, for a buy-out of all sums then due (including, without limitation, accrued but unpaid salary aggregating approximately $195,000 as of September 30, 1996), or thereafter to become due, thereunder to Drucker; and an exchange of general releases running from the Company and its directors and officers, acting individually and in their representative capacities, to Drucker individually and in his representative capacities, and from Drucker to the Company and its directors and officers, both individually and in their representative capacities. The Company and Drucker further covenant and agree that they shall employ their respective best efforts to complete such negotiations and consummate such buy-out and exchange or releases simultaneously with, or at the closing of, the Acquisition.

             (c) Notwithstanding Drucker's continued employment by the Company pursuant to the provisions of this Section 6.5, Drucker shall vacate the Company's office premises not later than 5:00 p.m. New York time on October 15, 1996 or such later date as Bingaman and Drucker may mutually agree, and shall thereafter be permitted to devote such time as he may deem necessary and appropriate to structure and consummate the above-mentioned financing transactions on behalf of NewCo. Any such activities undertaken by Drucker shall not be considered to constitute a violation of Drucker's obligations or responsibilities under the Employment Agreement, and shall not otherwise constitute grounds for the maintenance of any claim by the Company, or by anyone acting in the Company's behalf, of an alleged breach of any duty, responsibility or obligation which Drucker may owe to the Company. Drucker's absence from the Company's offices shall not (i) give rise to any obligation on the Company's part to provide him, at the Company's expense or otherwise, with an office or with telephone, secretarial or other office facilities at any other location; or
(ii) be deemed to be, or characterized as, a dismissal, change of title or responsibilities, vacation or leave of absence.

             (d)  In   the  event  that  the   Company's  shareholders  do  not
approve the Acquisition at the Meeting, Drucker shall thereupon return to the Company's offices unless he and the Company enter into an agreement providing otherwise.

             (e) Unless and until there shall be a change in Drucker's status as an officer, general counsel and/or director of the Company, he shall receive from the Company, or from Hall Dickler Kent Friedman & Wood LLP, the Company's special counsel, drafts of all documents which the Company shall be preparing for filing with the Commission, as well as copies of all documents actually filed by the Company with the Commission. However, in light of the activities which Drucker shall be undertaking on behalf of NewCo, and in order to eliminate any potential claim of a conflict of interest or a breach of any professional or fiduciary obligation which Drucker may owe to the Company by reason of his positions as a director and officer of, and/or as general counsel to, the Company, Drucker shall not (except to the extent necessary for him to satisfy his fiduciary obligations as a director or as may be required by the Company from time to time) involve himself in any activities pertaining to the Company's ongoing business matters until the Acquisition is either disapproved by the Company's shareholders or consummated, whichever first occurs.

         Section 6.6. Engagement. The Company shall engage Nutmeg Securities to provide the Fairness Opinion no later than the date on which the Acquisition Agreement is executed by the parties thereto. The Company shall be solely responsible for the fees and expenses of Nutmeg Securities in connection therewith.

                                   ARTICLE VII

   Representations and Warranties Relating to Bingaman, Howard and the Company

         Each of Bingaman, Howard and the Company, severally and not jointly, represents and warrants to the Peraza Entities as follows:

         Section 7.1. Organization; Authorization. The Company is duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action (other than shareholder approval of the Acquisition). Each of Bingaman and Howard has the capacity to execute and deliver this Agreement and to perform his obligations hereunder and neither Bingaman nor Howard is under any impairment or other disability, legal, physical, mental or otherwise, that would preclude or limit his ability to perform his obligations hereunder. This Agreement has been duly authorized, executed and delivered by Bingaman, Howard and the Company and constitutes a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms.

         Section 7.2. Non-contravention. Neither the execution and delivery of this Agreement by Bingaman, Howard or the Company nor the performance by any of them of their obligations hereunder will (i) contravene any provision contained in the Certificate of Incorporation or by-laws of the Company, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any material contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any governmental authority, in each case to which any of them is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) result in the creation or imposition of any material lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance (collectively, "Encumbrances") on any of the assets or properties of any of them, or (iv) result in the acceleration of, or permit any person to accelerate or declare due and payable prior to its stated maturity, any obligation of any of them.

         Section 7.3. No Consents. Other than in connection with the shareholder approval required for the Acquisition and the Border Acquisition, no notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Bingaman, Howard or the Company.

         Section 7.4. Ownership of Restricted Shares. A true and complete listing of each Bingaman Party, and the number of shares of Common Stock held by each such Bingaman Party as of the date hereof is attached hereto as Exhibit H. Each Bingaman Party is the sole beneficial owner of the shares of Common Stock set forth opposite their names on Exhibit H (except as indicated on such Exhibit) free and clear of any Encumbrances. Except as created hereby, there are no voting trust arrangements, shareholder agreements or other agreements (i) granting any option, warrant, proxy or right of first refusal with respect to the Restricted Shares to any person or entity, (ii) restricting the right of any Bingaman Party to grant the proxies contemplated hereby, or (iii) restricting the right of the Bingaman Parties to vote the Restricted Shares owned by them. Each Bingaman Party has the absolute and unrestricted right, power and capacity to grant the proxies contemplated hereby free and clear of any Encumbrances (except for restrictions imposed generally by applicable securities laws).

         Section 7.5. Accuracy of the Proxy Materials. The Proxy Materials will comply as to form, in all material respects, with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and, at the time of filing with the Commission, at the time of mailing to the Company's shareholders and on the date of the Meeting will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 7.6. Ownership of Warrants. The Company is the sole legal and beneficial owner of the Warrants free and clear of any Encumbrances. There are no voting trust arrangements, shareholder agreements or other agreements granting any option, warrant, proxy or right of first refusal with respect to the Warrants to any person or entity. The Company has the absolute and unrestricted right, power and capacity to sell the Warrants as contemplated hereby free and clear of any Encumbrances (except for restrictions imposed generally by applicable securities laws). True and complete copies of the Warrants have been provided to Drucker on or prior to the date hereof.

                                  ARTICLE VIII

         Representations and Warranties Relating to the Peraza Entities

         Each of the Peraza Entities, severally and not jointly, represents and warrants to Bingaman, Howard and the Company as follows:

         Section 8.1. Organization; Authorization. NewCo is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action. Each of the Trust and the Drucker Trust has been duly created and is validly existing under the laws of the state of its formation. Peraza has been duly appointed as, and is currently acting as, the sole trustee of the Trust. R. Drucker and Fortin have been duly appointed as, and are currently acting as, the sole trustees of the Drucker Trust. Each of the Trust, the Drucker Trust, Peraza, Drucker, R. Drucker and Fortin has the capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder, in the case of the Trust and the Drucker Trust only, all of which have been duly authorized by all requisite action on behalf of the Trust or the Drucker Trust, as the case may be. No Peraza Party is under any impairment or other disability, legal, physical, mental or otherwise, that would preclude or limit the ability of the Peraza Entities to perform their respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by each Peraza Party and constitutes a valid and binding obligation of each Peraza Party, enforceable against each of them in accordance with its terms.

         Section 8.2. Non-contravention. Neither the execution and delivery of this Agreement by any Peraza Party nor the performance by any of them of their obligations hereunder will (i) contravene any provision contained in (x) the Certificate of Incorporation or by-laws of NewCo, or (y) the trust instrument creating the Trust or the Drucker Trust, as the case may be, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any material contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any governmental authority, in each case to which any of them is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) result in the creation or imposition of any material Encumbrance on any of the assets or properties of any of them, or (iv) result in the acceleration of, or permit any person to accelerate or declare due and payable prior to its stated maturity, any obligation of any of them.

         Section 8.3. No Consents. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Peraza Entities.

                                   ARTICLE IX

                       Additional Covenants and Agreements

         Section 9.1. Affirmative Covenants. From the date hereof until the earlier of (i) consummation of the Acquisition, or (ii) the delivery of the resignations to Peraza pursuant to the terms of the Escrow Agreement, Bingaman, Howard and the Company shall, and shall cause their respective affiliates to:

         (a) not take any action, or omit to take any action, for the purpose of, or reasonably calculated to result in the, impeding, interfering with, hindering or delaying the conduct of the business of TMC;

         (b) conduct the business of the Company only in the ordinary and regular course of business consistent with past practices;

         (c) keep in full force and effect all material rights, franchises, licenses, proprietary rights and goodwill relating or obtaining to the business of the Company;

         (d) endeavor to retain the employees of the Company and preserve its present relationships with customers, suppliers, contractors, distributors and such employees, and continue to compensate such employees consistent with past practices;

         (e) maintain the assets of the Company in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; and in the event of any casualty, loss or damage to any of the assets of the Company repair or replace such assets with assets of comparable quality;

         (f)  maintain  the  books,  accounts  and  records  of the  Company  in
accordance  with  generally  accepted  accounting  principles,   to  the  extent
applicable, and sound business practices;

         (g) obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the Acquisition and the other transactions contemplated hereby; and

         (h) promptly inform Peraza in writing of any material breach of or change in the representations and warranties contained in Article VI hereof.

         Section 9.2. Negative Covenants. From the date hereof until the earlier of (i) consummation of the Acquisition, or (ii) the delivery of the resignations to Peraza pursuant to the terms of the Escrow Agreement, Bingaman, Howard and the Company shall not, and shall cause their respective affiliates not to:

         (a) enter into any contract, agreement or commitment or take any other action which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of Bingaman, Howard or the Company to be untrue;

         (b) enter into any contract, agreement, commitment or understanding, make any payment to, or otherwise engage in any transaction with, Bingaman or Howard or their respective affiliates; provided, however, that, subject to approval by the Board of Directors, the Company may enter into such contracts, agreements, commitments or understandings with Bingaman as may be reasonably necessary in connection with the financing of the Company's operations;

         (c) incur, create or suffer to exist any Encumbrance on the assets of the Company and TMC;

         (d) take or omit to be taken any action, or permit its affiliates to take or to omit to take any action, which has or which could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or the prospects (financial or other) of the Company or TMC;

         (e) except as expressly provided in Section 9.1(c), cancel any debts owed to or claims held by the Company (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past business practices;

         (f) accelerate collection of any notes or accounts receivable generated by the Company in advance of their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past business practices;

         (g) make any material change in the compensation of the employees of the Company, other than changes made in accordance with normal compensation practices and consistent with past compensation practices; or

         (h) take or omit to be taken any action, or permit its respective affiliates to take or to omit to take any action, other than in the ordinary course of business, consistent with past practices.

         Section 9.3. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event that at any time hereafter any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take all such action without any further consideration therefor.

                                    ARTICLE X

                                  Miscellaneous

         Section 10.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to Bingaman, Howard
or the Company:                     Mr. Steven W. Bingaman, President
                                    AGP and Company, Inc.
                                    551 Fifth Avenue
                                    New York, New York 10017

with copies to:

                                    Steven D. Dreyer, Esq.
                                    Hall Dickler Kent Friedman & Wood LLP
                                    909 Third Avenue
                                    New York, NY 10022-9998

If to the Peraza Entities:          Mr. Omar L. Peraza
                                    42 Oak Drive
                                    Bedford, Hew Hampshire  03110

and to:                             Ms. Mindy Fortin
                                    21 Fencerow Drive
                                    Fairfield, Connecticut 06430

with copies to:

                                    Joseph Drucker, Esq.
                                    16 Stuyvesant Place
                                    Elberon, New Jersey 07740
and

                                    Peter H. Ehrenberg, Esq.
                Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
                                    65 Livingston Avenue
                                    Roseland, New Jersey  07068


or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

         Section 10.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

         Section 10.3. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         Section 10.4. Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided, that, NewCo may assign its rights and obligations hereunder to any other entity formed for the purpose of effecting the Acquisition. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

         Section 10.5. Counterparts. This Agreement may be executed in counter-parts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         Section 10.6. Titles and Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 10.7. Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

         Section 10.8. Amendment and Modification. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

         Section 10.9. Public Announcement. Except as may be required by law, no party hereto shall issue any press release or otherwise publicly disclose the existence of this Agreement or the terms and conditions hereof or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other. Notwithstanding the foregoing, the parties hereto may disclose this Agreement and the terms and conditions hereof
(i) to members of their respective immediate families, (ii) to their respective legal and financial advisors, (iii) to the Commission, and (iv) in connection with any litigation among the parties hereto.

         Section 10.10. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

         Section 10.11. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

         Section 10.12. No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

         Section 10.13. Time of the Essence. Time shall be of the essence in connection with the performance of this Agreement. Accordingly, Bingaman, Howard and the Company acknowledge that their failure to meet the time deadlines specified herein shall be deemed to be a material breach by them of the terms hereof, entitling the Peraza Entities to the remedies specified in Section 2.1 hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                                  AGP AND COMPANY, INC.


                                              By:  /s/Steven W. Bingaman
                                                   ___________________________
                                                   Name: Steven W. Bingaman
                                                   Title: President


WITNESS:


/s/Steven Dreyer                                /s/Steven W. Bingaman
                                                ________________________________
                                                Steven W. Bingaman, Individually


WITNESS:


/s/Steven Dreyer                                 /s/James L. Howard
                                                ________________________________
                                                James F. Howard, Individually


                                                SOCIAL EXPRESSIONS
                                                ACQUISITION CORPORATION



                                                By:/s/Omar L. Peraza
                                                   _____________________________
                                                   Name: Omar L. Peraza
                                                   Title: President


                                                THE PERAZA TRUST U/I/T/
                                                DATED MAY 18, 1989


                                                By: /s/Omar L. Peraza
                                                    ____________________________
                                                    Name: Omar L. Peraza
                                                    Title:  Trustee

WITNESS:


/s/Joseph Drucker
                                                    /s/Omar L. Peraza
                                                    ____________________________
                                                    Omar L. Peraza, Individually


                                                   THE JOSEPH DRUCKER 1995 TRUST


                                                 By: /s/Robert Drucker
                                                     ___________________________
                                                     Name: Robert Drucker
                                                     Title:  Co-Trustee


                                                 By: /s/Mindy Fortin
                                                     ___________________________
                                                     Name: Mindy Fortin
                                                     Title:  Co-Trustee


WITNESS:


/s/Omar Peraza                                      /s/Joseph Drucker
                                                    ____________________________
                                                    Joseph Drucker, Individually